Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES JUNE 30, 2019 FINANCIAL RESULTS
AND DECLARES THIRD QUARTER 2019 DIVIDEND OF $0.40 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — July 30, 2019 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.40 per share. The third quarter dividend is payable on September 30, 2019 to stockholders of record as of September 16, 2019. Ares Capital previously declared on February 12, 2019 an additional dividend of $0.02 per share, payable, subject to the satisfaction of certain Maryland law requirements, on September 30, 2019 to stockholders of record as of September 16, 2019.

JUNE 30, 2019 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2019.

HIGHLIGHTS

 Financial

	Q2-19			Q2-18
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)		Total Amount	Per Share(1)
Core EPS(2)		$0.49			$0.39
GAAP EPS		$0.47			$0.60
Net investment income	$208	$0.49		$162	$0.38
Net realized gains	$21	$0.05		$27	$0.07
Net unrealized gains (losses)	$(29)	$(0.07)		$65	$0.15
GAAP net income	$200	$0.47		$254	$0.60
Dividends declared and payable		$0.42	(3)		$0.38

	As of
(dollar amounts in millions, except per share data)	June 30, 2019	June 30, 2018	December 31, 2018
Portfolio investments at fair value	$12,992	$11,527	$12,417
Total assets	$13,846	$12,297	$12,895
Stockholders’ equity	$7,368	$7,270	$7,300
Net assets per share	$17.27	$17.05	$17.12
Debt/equity ratio	0.83x	0.64x	0.73x
____________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less the expense reimbursement (the “Ares Reimbursement”) from our investment adviser, Ares Capital Management LLC, net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto. For more information about the Ares Reimbursement, see Note 12 “Related Party Transactions” in Part I, Item I “Financial Statements” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

(3)	Includes an additional dividend of $0.02 per share paid in the second quarter ended June 30, 2019.

Portfolio Activity

(dollar amounts in millions)	Q2-19	Q2-18	Q4-18
Portfolio Activity During the Period:
Gross commitments	$1,307	$1,619	$2,709
Exits of commitments	$1,348	$2,200	$1,021

Portfolio as of the End of the Period:
Number of portfolio company investments	345	346	344
Weighted average yield of debt and other income producing securities(4):
At amortized cost	10.4%	10.4%	10.2%
At fair value	10.5%	10.5%	10.3%
Weighted average yield on total investments(5):
At amortized cost	9.2%	9.1%	9.0%
At fair value	9.5%	9.0%	9.3%
__________________________________________________

(4)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(5)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

SECOND QUARTER 2019 OPERATING RESULTS

For the second quarter of 2019, Ares Capital reported GAAP net income of $200 million or $0.47 per share (basic and diluted), Core EPS(2) of $0.49 per share (basic and diluted), net investment income of $208 million or $0.49 per share (basic and diluted), and net realized and unrealized losses of $7 million or $0.02 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of June 30, 2019, total assets were $13.8 billion, stockholders’ equity was $7.4 billion and net asset value per share was $17.27.

In the second quarter of 2019, Ares Capital made $1.3 billion in new investment commitments, including commitments to 8 new portfolio companies, 24 existing portfolio companies and one additional portfolio company through the Senior Direct Lending Program, LLC (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”) and its clients to fund first lien senior secured loans. Of the new commitments, 30 were sponsored transactions. As of June 30, 2019, 163 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1.3 billion in new commitments made during the second quarter of 2019, 49% were in first lien senior secured loans, 31% were in second lien senior secured loans, 13% were in the subordinated certificates of the SDLP, 4% were in preferred equity and 3% were in other equity securities. Of these commitments, 93% were in floating rate debt securities. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the second quarter of 2019, significant new commitments included:

•	$238 million in first and second lien senior secured term loans and equity of a cloud-based human capital management software solutions provider;

•
$175 million in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in first lien senior secured loans to three portfolio companies in a variety of industries;

•	$159 million in first lien senior secured revolving and term loans and equity of an entertainment workforce and production management solutions provider;

•	$89 million in second lien senior secured delayed draw and term loans of an oil exploration and production company;

•	$85 million in a first lien senior secured delayed draw term loan of a wind and solar power facilities operator;

•	$65 million in first and second lien term loans of a residential solar power provider;

•	$64 million in first and second lien senior secured delayed draw term loans of a full service independent insurance agency;

•	$56 million in first lien senior secured revolving, delayed draw and term loans and equity of a security guard service provider;

•	$53 million in equity of a solar power developer; and

•	$43 million in first lien senior secured revolving, delayed draw and term loans and equity of a plant maintenance and scheduling software provider to various asset intensive end markets.

Also in the second quarter of 2019, Ares Capital exited approximately $1.3 billion of investment commitments. Of the total investment commitments exited, 78% were first lien senior secured loans, 11% were second lien senior secured loans, 6% were senior subordinated loans, 3% were subordinated certificates of the SDLP, 1% were preferred equity securities and 1% were other equity securities. Of the approximately $1.3 billion of exited investment commitments, 99% were floating rate and 1% were fixed rate.

The fair value of Ares Capital’s portfolio investments at June 30, 2019 was $13.0 billion, including $11.7 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 41% of first lien senior secured loans, 33% of second lien senior secured loans, 7% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients to fund first lien senior secured loans through the SDLP), 5% of senior subordinated loans, 5% of preferred equity securities and 9% of other equity securities. As of June 30, 2019, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 10.4% and 10.5%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 9.2% and 9.5%, respectively, and 84% of the total investments at fair value were in floating rate securities.

“We reported another strong quarter of earnings results driven by higher interest, dividend and fee income and stable credit and investment performance,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “We continue to be highly selective with the majority of new commitments derived by the growth requirements of our existing portfolio matched with a number of new investments in well positioned, high quality companies.”

“In the second quarter, we continued to expand and diversify our sources of financing from both bank and institutional capital markets providers,” said Penni Roll, Chief Financial Officer of Ares Capital. “The significant new capacity and extension of our liabilities further strengthen our balance sheet and will enable us to opportunistically invest through market cycles.”

PORTFOLIO QUALITY

Ares Capital Management LLC (“Ares Capital Management” or Ares Capital’s “investment adviser”) employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of June 30, 2019 and December 31, 2018, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0 and 3.0, respectively, and loans on non-accrual status represented 2.3% and 2.5%, respectively, of total investments at amortized cost (or 0.2% and 0.6%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2019, Ares Capital had $572 million in cash and cash equivalents and $6.1 billion in total aggregate principal amount of debt outstanding ($6.0 billion at carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $3.1 billion available for additional borrowings under its existing credit facilities as of June 30, 2019.

Effective June 21, 2019, Ares Capital’s asset coverage requirement applicable to senior securities was reduced from 200% to 150%. In connection therewith, Ares Capital’s investment advisory agreement with Ares Capital Management was amended to reduce Ares Capital’s annual base management fee rate from 1.5% to 1.0% on all assets financed using leverage over 1.0x debt to equity. Ares Capital expects to use incremental leverage to continue to invest primarily in its current mix of investments with no fundamental change in its investment objective and intends to target a debt to equity range of 0.90x to 1.25x.

In April 2019, Ares Capital amended and restated its senior secured credit facility (as amended, the “Revolving Credit Facility”) to, among other things, (a) increase the total size under the Revolving Credit Facility from approximately $2.1 billion to approximately $3.4 billion, (b) increase the size of the letter of credit sub-facility from $150 million to $200 million, with the ability of Ares Capital to increase incrementally by $75 million on an uncommitted basis, (c) extend the expiration of the revolving period with respect to all commitments of the lenders under the credit facility to March 30, 2023, during which period Ares Capital, subject to certain conditions, may make borrowings under the credit facility, and (d) extend the stated maturity date with respect to all commitments of the lenders under the credit facility to March 30, 2024.

In June 2019, Ares Capital issued $650 million in aggregate principal amount of unsecured notes, which bear interest at a rate of 4.200% per year and mature on June 10, 2024 (the “2024 Notes”). The 2024 Notes require payment of interest semi-annually, and all principal is due upon maturity. These notes are redeemable in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the 2024 Notes, and any accrued and unpaid interest. The 2024 Notes were issued at a discount to the principal amount.

In June 2019, Ares Capital and Ares Capital CP Funding LLC, an indirect wholly owned subsidiary of Ares Capital (“Ares Capital CP”), entered into an agreement to amend Ares Capital CP’s revolving funding facility (as amended, the “Revolving Funding Facility”) to increase the commitments under the Revolving Funding Facility from $1.0 billion to $1.275 billion.

SECOND QUARTER 2019 DIVIDEND PAID AND 2019 DECLARED ADDITIONAL DIVIDENDS

On April 30, 2019, Ares Capital declared a second quarter 2019 dividend of $0.40 per share for a total of approximately $170 million. On February 12, 2019, Ares Capital declared an additional second quarter 2019 dividend of $0.02 per share for a total of approximately $9 million. The record date for these dividends was June 14, 2019 and the dividends were paid on June 28, 2019.

On February 12, 2019, Ares Capital also declared additional dividends of $0.02 per share to be distributed in the third and fourth quarter of 2019. The third quarter 2019 additional dividend of $0.02 per share will be payable on September 30, 2019 to stockholders of record as of September 16, 2019. The fourth quarter 2019 additional dividend of $0.02 per share will be payable on December 27, 2019 to stockholders of record as of December 16, 2019. Payment of the additional September 30, 2019 and December 27, 2019 dividends are subject to the satisfaction of certain Maryland law requirements.

RECENT DEVELOPMENTS

From July 1, 2019 through July 24, 2019, Ares Capital made new investment commitments of approximately $801 million, of which $761 million were funded. Of these new commitments, 80% were in first lien senior secured loans, 19% were in second lien senior secured loans and 1% were in equity securities. Of the approximately $801 million of new investment commitments, 99% were floating rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.2%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From July 1, 2019 through July 24, 2019, Ares Capital exited approximately $617 million of investment commitments. Of the total investment commitments, 68% were first lien senior secured loans, 21% were senior subordinated loans, 9% were subordinated certificates of the SDLP and 2% were second lien senior secured loans. Of the approximately $617 million of exited investment commitments, 79% were floating rate and 21% were fixed rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 10.5% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 10.4%. On the approximately $617 million of investment commitments exited from July 1, 2019 through July 24, 2019, Ares Capital recognized total net realized gains of approximately $17 million.

In addition, as of July 24, 2019, Ares Capital had an investment backlog and pipeline of approximately $850 million and $105 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, July 30, 2019 at 12:00 p.m. (Eastern Time) to discuss its quarter ended June 30, 2019 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 0442549 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 13, 2019 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10131888. An archived replay will also be available through August 13, 2019 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit

www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $13,391 and $12,754, respectively)	$12,992	$12,417
Cash and cash equivalents	572	296
Interest receivable	105	91
Operating lease right-of-use asset	101	—
Other assets	76	79
Receivable for open trades	—	12
Total assets	$13,846	$12,895
LIABILITIES
Debt	$6,024	$5,214
Base management fees payable	50	45
Income based fees payable	39	36
Capital gains incentive fees payable	63	112
Interest and facility fees payable	62	64
Payable for open trades	2	25
Operating lease liabilities	131	—
Accounts payable and other liabilities	107	99
Total liabilities	6,478	5,595
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 427 and 426 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,185	7,173
Accumulated undistributed earnings	183	127
Total stockholders’ equity	7,368	7,300
Total liabilities and stockholders’ equity	$13,846	$12,895
NET ASSETS PER SHARE	$17.27	$17.12

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
 (unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018

INVESTMENT INCOME
Interest income from investments	$296	$262	$585	$516
Capital structuring service fees	38	25	83	54
Dividend income	38	24	69	46
Other income	10	22	18	34
Total investment income	382	333	755	650

EXPENSES
Interest and credit facility fees	69	61	136	121
Base management fees	50	45	99	91
Income based fees	49	40	97	78
Capital gains incentive fees	(1)	18	1	38
Administrative fees	3	4	7	7
Other general and administrative	10	7	18	18
Total expenses	180	175	358	353
Waiver of income based fees	(10)	(10)	(20)	(20)
Total expenses, net of waiver of income based fees	170	165	338	333
NET INVESTMENT INCOME BEFORE INCOME TAXES	212	168	417	317
Income tax expense, including excise tax	4	6	8	11
NET INVESTMENT INCOME	208	162	409	306
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	21	27	77	15
Net unrealized gains (losses)	(29)	65	(72)	175
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	(8)	92	5	190
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$200	$254	$414	$496
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.47	$0.60	$0.97	$1.16
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	426	426	426	426

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2019 and 2018 are provided below.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.49	$0.39	$0.96	$0.78
Ares Reimbursement	—	0.03	—	0.03
Net realized and unrealized gains (losses)	(0.02)	0.22	0.01	0.44
Capital gains incentive fees attributable to net realized and unrealized gains and losses	—	(0.04)	—	(0.09)
Income tax expense related to net realized gains and losses	—	—	—	—
Basic and diluted GAAP EPS	$0.47	$0.60	$0.97	$1.16
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(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less the Ares Reimbursement, net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For more information about the Ares Reimbursement, see Note 12 “Related Party Transactions” in Part I, Item I “Financial Statements” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.